Exhibit 10.8.2

Paragon Commercial Bank
Amendment of the
Salary Continuation Agreement

This Amendment of the Paragon Commercial Bank Salary Continuation Agreement (“Amendment”) is entered into and shall be effective as of May 20, 2014 (the “Effective Date”) by and between Paragon Commercial Bank, a North Carolina-chartered commercial bank (the “Bank”), and Steven E. Crouse, an executive of the Bank (the “Executive”).

Whereas, the Executive and the Bank entered into an amendment and restatement of the Paragon Salary Continuation Agreement (2013 Amendment and Restatement) as of December 27, 2013 (the “Salary Continuation Agreement”), and

Whereas, Section 8.1 of the Salary Continuation Agreement provides that such agreement may be amended by a written agreement signed by the Bank and by the Executive, and

Whereas, the Executive and the Bank wish to amend the Salary Continuation Agreement to provide that benefits accrued under the Agreement will be 100% vested unless the Executive separates from the service of the Bank for cause and that certain benefits payable to the Executive on separation from service following a change in control will be paid commencing at retirement.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree to amend the Salary Continuation Agreement as of the Effective Date as follows.

1.	2.2A Early Termination. is deleted in its entirety and a new 2.2A Early Termination. is substituted for it as follows:

2.2A Early Termination. Unless a Change in Control shall have occurred, upon the Executive’s Separation from Service before Normal Retirement (“Early Termination”), the Bank shall pay to the Executive the vested benefit described in this section 2.2A instead of any other benefit under this Agreement. The Executive shall be vested in and entitled to 100% of the benefit specified in this section 2.2A for Early Termination. However, no benefits shall be payable under this Agreement if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5. After a Change in Control, Early Termination benefits shall be governed solely by section 2.2B or Section 2.4, and this section 2.2A shall thereafter be of no further force or effect.

2.2A.l	Amount of benefit. The benefit under this section 2.2A is the Accrued Benefit determined as of the end of the month immediately before the month in which Separation from Service occurs.

2.2A.2
Payment of benefit. Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit to the Executive in monthly installments, each equal to 1/12th of such annual benefit, on the first day of each month. The monthly installments shall be paid to the Executive for 240 months.

2.	2.4 Change in Control. is deleted in its entirety and a new 2.4 Change in Control is substituted for it as follows:

2.4           Change in Control.  If Executive has a Separation from Service that is an involuntary termination without Cause or a Voluntary Termination with Good Reason, in either case within the 24-month period after a Change in Control, the Bank shall pay to the Executive the benefit described in this section 2.4 instead of any other benefit under this Agreement.  Except, however, no benefits shall be payable under this Agreement if the Executive’s Separation from Service is a Termination with Cause or if this Agreement terminates under Article 5.  Further, if the Executive shall have attained Normal Retirement Age when Separation from Service occurs within 24 months after a Change in Control occurs, whether Separation from Service is voluntary or involuntary for any reason other than Termination with Cause, the Executive shall be entitled solely to the benefit provided by section 2.1, not this section 2.4.

2.4.1 Amount of benefit.  The benefit under this section 2.4 is an amount equal to the annual benefit set forth in Section 2.1.1.

2.4.2 Payment of benefit.  Beginning with the month immediately after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the benefit to the Executive in monthly installments, each equal to 1/12th of such annual benefit, on the first day of each month.  The monthly installments shall be paid to the Executive for 240 months.

2.4.3 Coordination with Section 2.2B.  If the Executive’s Separation following a Change in Control is voluntary without Good Reason, or if the Executive’s Separation from Service occurs after the 24-month period after a Change in Control, the Executive shall be entitled solely to the benefit provided by section 2.2B, not this section 2.4.

3.	2.5 Lump-Sum Payout of Remaining Normal Retirement Benefit or Disability Benefit When a Change in Control Occurs is deleted in its entirety and a new 2.5 is substituted for it as follows:

2.5           Reserved.

4.	5.1 Termination with Cause. is deleted in its entirety and a new 5.1 Termination with Cause is substituted for it as follows:

5.1 Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause.

In Witness Whereof, the Bank and the Executive have caused this Amendment of the Salary Continuation Agreement to be duly executed and delivered effective as of the date first set forth above.

Executive:	Bank:
Paragon Commercial Bank

/s/ Steven E. Crouse	/s/ Robert C. Hatley
By: Steven E. Crouse	By: Robert C. Hatley
Its: President and Chief Executive Officer